UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement ☐ Definitive Proxy Statement ☐ Definitive Additional Materials ☑ Soliciting Material Pursuant to §240.14a-12	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

RESTORATION HARDWARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.0001 per share, of Restoration Hardware, Inc. (“Common Stock”)

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Restoration Hardware sent the following e-mail to employees on January 24, 2008:

Team Resto:

Today we issued a press release providing an update on our pending merger agreement with Catterton Partners. You will see in the enclosed press release that the terms of our previously announced merger agreement have changed. This is primarily due to continuing macroeconomic pressures and the difficult environment for home furnishings retailers, which has affected financial performance across our industry. The renegotiated price, $4.50 per share, is substantially higher than the closing price of our stock at the time of our initial agreement, and I continue to believe this transaction delivers value to all shareholders. In addition, Catterton has also made an “up front” capital infusion, in the form of a $25 million loan which was funded earlier today. This investment in our business enables us to continue to pursue our strategic growth and operating initiatives and reflects their belief in the power of the Restoration Hardware brand, the strength of Team Resto, and the exciting potential that lies ahead.

Both the Catterton Partners and Restoration Hardware teams remain enthusiastic about this partnership. Catterton has an exceptional track record in deploying their investment capital and strategic and operating skills to help consumer companies achieve their goals and reach their full potential.

In accordance with the amended merger agreement, the committee of independent directors, with the assistance of its advisors, will solicit proposals from third parties for an additional period of 35 days concluding February 28, 2008. There is no assurance that any third party, including Sears, will pursue a competing proposal to acquire the Company or that the solicitation of superior proposals will result in an alternative transaction. We expect the transaction to close near the end of the first quarter.

As always, your team leaders are available to answer any questions you may have. The senior leadership team appreciates your dedication and ongoing commitment. We look forward to keeping you updated on our progress as we enter into this exciting new partnership.

Carpe Diem,

Gary Friedman

Important Additional Information Regarding the Merger will be filed with the SEC.

In connection with the proposed merger, Restoration Hardware will file a proxy statement with the Securities and Exchange Commission (the “SEC”). Investors and security holders are strongly advised to read the proxy statement when it becomes available because it will contain important information about the merger and the parties to the merger. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Restoration Hardware at the SEC website at http://www.sec.gov. The proxy statement and other documents also may be obtained for free from Restoration Hardware by directing such request to Chris Newman, Chief Financial Officer and Secretary, telephone: (415) 945-4530, or on the company’s website at http://www.restorationhardware.com.

Restoration Hardware and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of Restoration Hardware’s participants in the solicitation, which may, in some cases, be different than those of stockholders generally, is set forth in Restoration Hardware’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and will be set forth in the proxy statement relating to the merger when it becomes available. Each of these documents may be obtained for free at the SEC website at http://www.sec.gov or from Restoration Hardware by directing such request to Chris Newman, Chief Financial Officer and Secretary, telephone: (415) 945-4530, or on the company’s website at http://www.restorationhardware.com.